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                                                                      EXHIBIT 11

                      COMPUTATION OF PER SHARE EARNINGS

              COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
               PRO FORMA OR ACTUAL NET INCOME PER COMMON SHARE
                                 (UNAUDITED)


                                                                    THREE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                                                 -------------------------
                                                                   1997           1996
                                                                 ---------      ----------
Weighted average number of shares of Common Stock
 outstanding.................................................      9,974,289      5,942,275
Common Stock equivalents calculated using the weighted               424,000        307,154
 average stock price per share for the periods presented.....
Stock options and convertible stock issued during the twelve
 months immediately preceding the offering date..............             --        641,501
Stock issued to satisfy S corporation distribution based
 upon the estimated initial public offering price per
 share.......................................................             --        806,452
                                                                 -----------     ----------
Weighted average shares outstanding.........................      10,398,289      7,697,382
                                                                 -----------     ----------
Actual or pro forma net income..............................     $ 2,625,000     $  710,000
                                                                 -----------     ----------
Actual or pro forma net income per common share.............     $      0.25          $0.09
                                                                 -----------     ----------



                                                                    NINE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                                                  ----------------------
                                                                  1997              1996
                                                                  ----              ----
Weighted average number of shares of Common Stock
 outstanding.................................................     $8,838,939      5,942,275
Common Stock equivalents calculated using the weighted
 average stock price per share for the periods presented.....        292,898        226,026
Stock options and convertible stock issued during the twelve
 months immediately preceding the offering date..............        133,074        641,501
Stock issued to satisfy S corporation distribution based
 upon the estimated initial public offering price per
 share.......................................................             --        806,452
                                                                  ----------     ----------
 Weighted average shares outstanding.........................      9,264,911      7,616,254
                                                                  ==========     ==========
 Pro forma net income........................................     $5,645,000     $2,017,000
                                                                  ==========     ==========
 Pro forma net income per common share.......................     $     0.61     $     0.26
                                                                  ==========     ==========

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